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Registration No. 333-203585

November 12, 2015

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Gold Demand Trends
Third Quarter 2015

Juan Carlos Artigas | Director, Investment Research
November 2015

WORLD
GOLD
COUNCIL

Q3 2015 Demand

The price dip buoyed consumer demand

Year-on-year changes in gold demand, by category


Tonnes
1,400
1,200
1,000
800
600
400
200
0
1,041.9
37.8
73.4
-24.4
-3.3
-4.5
1,120.9
79.0
Q3'14
Jewellery
Total bar and coin demand
ETFs & similar products
Technology
Central banks & other inst.
Q3'15
Net change Q3'15 vs Q3'14

Source: Metals Focus; World Gold Council

ETF outflows in July; inflows from August to October

October was the third successive month of inflows as gold sentiment improved


Tonnes
100
80
60
40
20
0
-20
-40
-60
-80
Jan 2015
Mar 2015
May 2015
Jul 2015
Sep 2015
Inflows
Outflows
Cumulative

Source: Respective ETP providers, Bloomberg, ICE Benchmark Administration, World Gold Council

Bar and coin drove gains in gold demand, +33% YoY

Total bar and coin demand in tonnes, by category



Tonnes
700
600
500
400
300
200
100
0
Q3'12
Q1'13
Q3'13
Q1'14
Q3'14
Q1'15
Q3'15
Physical Bar demand
Official Coin
Medals/Imitation Coin

Source: Metals Focus; GFMS, Thomson Reuters; World Gold Council

Heightened price-sensitivity by US consumers


US gold Eagle coin sales rose to levels not seen since the financial crisis
Tonnes
US$/oz
16
14
12
10
8
6
4
2
0
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Q1'05
Q1'06
Q1'07
Q1'08
Q1'09
Q1'10
Q1'11
Q1'12
Q1'13
Q1'14
Q1'15
American Eagle sales
Gold price (US$/oz, rhs)

Source: US Mint; Bloomberg; ICE Benchmark Administration; World Gold Council

The price fall boosted jewellery demand

The price drop steered jewellery demand to a 6% increase


Tonnes
900
800
700
600
500
400
300
200
100
0
Q1'08
Q1'09
Q1'10
Q1'11
Q1'12
Q1'13
Q1'14
Q1'15
Jewellery demand
Average

Source: Metals Focus; GFMS, Thomson Reuters; World Gold Council

Chinese consumers acutely aware of price changes

Online search trends illustrate strength of price response by Chinese consumers



Index level
RMB/gram
1,600
1,400
1,200
1,000
800
600
400
200
0
245
240
235
230
225
220
215
210
205
Jul 2015
Aug 2015
Sep 2015
Oct 2015
Search volume
Gold price (RMB/gram, rhs)

Source: Taobao; Shanghai Gold Exchange; World Gold Council

Indian jewellery consumers reacted to July price dip



Indian gold price premium
US$/oz
35
30
25
20
15
10
5
0
-5
-10
-15
Sep 2014
Dec 2014
Mar 2015
Jun 2015
Sep 2015

Source: Thomson Reuters Eikon; Multi Commodity Exchange of India; Reserve Bank of India; World Gold Council

Central banks continue to buy, greater transparency

Net purchasing by central banks is now a familiar theme


Tonnes
200
150
100
50
0
-50
Q1'10
Q1'11
Q1'12
Q1'13
Q1'14
Q1'15
Net purchases
Net sales

Source: Metals Focus; GFMS, Thomson Reuters; World Gold Council

Q3 2015 Supply

Mine production remains on course to plateau


Mine production in tonnes, 4-quarter rolling total
Tonnes
3,300
3,200
3,100
3,000
2,900
2,800
2,700
Q3'12
Q1'13
Q3'13
Q1'14
Q3'14
Q1'15
Q3'15

Source: Metals Focus; GFMS, Thomson Reuters; World Gold Council

Reductions in costs slowing

The scope for further reductions in cost is diminishing


US$/oz
1,200
1,000
800
600
400
200
0
Q1'13
Q3'13
Q1'14
Q3'14
Q1'15
Total Cash Cost
Sustaining Capex

Note: All-in sustaining cost (AISC) is the sum of total cash costs and sustaining capex.
Source: Metals Focus; World Gold Council

Summary

- Demand rose 8% to 1,121t. The global consumer response to the July price dip was strong
- Bar and coin demand rose by 33% year-on-year to 296t
  - China's bar and coin demand increased 70%. India's bar and coin demand grew 6%, the first time in four quarters
  - US bar and coin demand rose 207%, reaching levels last seen during the financial crisis. European bar and coin demand increased 35%
- Jewellery demand rose 6% to 632t, an impressive performance in what is a traditionally quiet time of the year for jewellery
  - India's jewellery demand rose by 15% and China by 4%. Iranian jewellery demand increased 40%, supported by the price drop and thawing US-Iranian relations
- ETFs saw outflows of 66t.
- Central bank demand continues; 19 consecutive quarters of net purchases
- Total supply was steady at 1,100t; 1% contraction in mine production and 6% fall in recycling was off-set by an increase in net producer hedging

Disclaimer

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The material contained in this document is provided solely for general information and educational purposes and is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. Nothing in this document should be taken as making any recommendations or providing any investment or other advice with respect to the purchase, sale or other disposition of gold, any gold related products or any other products, securities or investments, including without limitation, any advice to the effect that any gold related transaction is appropriate for any investment objective or financial situation of a prospective investor. A decision to invest in gold, any gold related products or any other products, securities or investments should not be made in reliance on any of the statements in this document. Before making any investment decision, prospective investors should seek advice from their financial advisers, take into account their individual financial needs and circumstances and carefully consider the risks associated with such investment decision.

Without limiting any of the foregoing, in no event will the World Gold Council or any of its affiliates be liable for any decision made or action taken in reliance on the information in this document and, in any event, the World Gold Council and its affiliates shall not be liable for any consequential, special, punitive, incidental, indirect or similar damages arising from, related to or connected with this document, even if notified of the possibility of such damages.

This document contains forward-looking statements. The use of the words "believes," "expects," "may," or "suggests," or similar terminology, identifies a statement as "forward-looking." The forward-looking statements included in this document are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the analysis of World Gold Council of the statistics available to it. Assumptions relating to the forward-looking statement involve judgments with respect to, among other things, future economic, competitive and market conditions all of which are difficult or impossible to predict accurately. In addition, the demand for gold and the international gold markets are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the World Gold Council that the forward-looking statements will be achieved. The World Gold Council cautions you not to place undue reliance on its forward-looking statements. Except in the normal course of our publication cycle, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.